Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
October 23, 2025	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

for the Third Quarter of 2025

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported record earnings for the third quarter of 2025 of $130.7 million, or $0.92 per diluted share. Third quarter of 2025 results produced annualized returns on average assets, average equity, and average tangible equity, a non-GAAP measure, of 1.57%, 9.58%, and 15.45%, respectively.

“UBSI’s earnings momentum from the first half of the year carried through into the third quarter of 2025,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “It was another quarter of record earnings, marked by continued organic growth, tightly managed expenses, and strong profitability metrics.”

Earnings for the second quarter of 2025 were $120.7 million, or $0.85 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.49%, 9.05%, and 14.67%, respectively. As a result of the acquisition of Piedmont Bancorp, Inc. (“Piedmont”) on January 10, 2025, the third quarter and first nine months of 2025 were impacted by increased levels of average balances, income, and expense as compared to the third quarter and first nine months of 2024. Earnings for the third quarter of 2024 were $95.3 million, or $0.70 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.28%, 7.72%, and 12.59%, respectively.

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October 23, 2025

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Third quarter of 2025 compared to the second quarter of 2025

Earnings for the third quarter of 2025 were $130.7 million, or $0.92 per diluted share, as compared to earnings of $120.7 million, or $0.85 per diluted share, for the second quarter of 2025.

Net interest income for the third quarter of 2025 was a record $280.1 million, an increase of $5.6 million, or 2%, from the second quarter of 2025. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the third quarter of 2025 also increased $5.6 million, or 2%, from the second quarter of 2025. The increase in net interest income and tax-equivalent net interest income was driven by an increase in average earning assets partially offset by an increase in average interest-bearing deposits and a decrease in acquired loan accretion income. Average earning assets increased $470.3 million, or 2%, from the second quarter of 2025 driven by increases in average net loans and loans held for sale of $310.8 million and average short-term investments of $111.1 million. Average interest-bearing deposits increased $415.5 million, or 2%, from the second quarter of 2025. Acquired loan accretion income was $7.5 million for the third quarter of 2025, a decrease of $4.3 million from the second quarter of 2025. The net interest margin was 3.80% and 3.81% for the third quarter of 2025 and the second quarter of 2025, respectively.

The provision for credit losses was $12.1 million for the third quarter of 2025 as compared to $5.9 million for the second quarter of 2025. Refer to the Credit Quality section below for additional information.

Noninterest income for the third quarter of 2025 was $43.2 million, an increase of $11.7 million, or 37%, from the second quarter of 2025, driven by increases in net gains on investment securities of $10.0 million and fees from brokerage services of $1.4 million. Net gains on investment securities of $10.4 million for the third quarter of 2025 were primarily due to unrealized fair value gains on equity securities reflecting common stock appreciation at September 30, 2025, from the prior quarter-end. The increase in fees from brokerage services was primarily due to higher volume.

Noninterest expense for the third quarter of 2025 of $146.7 million was flat from the second quarter of 2025, slightly decreasing $1.3 million, or less than 1%. The decrease in noninterest expense was driven by a $3.2 million net benefit in the expense for the reserve for unfunded loan commitments for the third quarter of 2025, as compared to a $748 thousand net benefit in the expense for the reserve for unfunded loan commitments for the second quarter of 2025 and a $1.1 million decrease in other noninterest expense. Partially offsetting these decreases in noninterest expense were a $1.2 million increase in employee compensation and a $1.2 million increase in employee benefits. The net benefit in the expense for the reserve for unfunded loan commitments for the third quarter of 2025 was primarily due to a decrease in the modeled loss rate within certain loan portfolios partially offset by an increase in the outstanding balance of loan commitments at September 30, 2025, from the prior quarter-end. Other noninterest expense for the second quarter of 2025 included $961 thousand of merger-related expenses. Additionally, within other noninterest expense for the third quarter of 2025 as compared to the second quarter of 2025, decreases in certain general operating expenses were largely offset by an increase in tax credit amortization of $1.4 million. The increase in employee compensation was primarily due to higher employee headcount and brokerage commissions. The increase in employee benefits was primarily due to higher postretirement benefit costs.

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October 23, 2025

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For the third quarter of 2025, income tax expense was $33.7 million, an increase of $2.4 million from the second quarter of 2025. This increase in income tax expense was primarily due to the impact of higher earnings. United’s effective tax rate was 20.5% and 20.6% for the third quarter of 2025 and second quarter of 2025, respectively.

Third quarter of 2025 compared to the third quarter of 2024

Earnings for the third quarter of 2025 were $130.7 million, or $0.92 per diluted share, as compared to earnings of $95.3 million, or $0.70 per diluted share, for the third quarter of 2024.

Net interest income for the third quarter of 2025 increased $49.9 million, or 22%, from the third quarter of 2024. Tax-equivalent net interest income increased $49.8 million, or 22%, from the third quarter of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, and an increase in acquired loan accretion income. These increases were partially offset by an increase in average interest-bearing deposits. Average earning assets increased $3.3 billion, or 13%, from the third quarter of 2024, driven by increases in average net loans and loans held for sale of $2.7 billion and average short-term investments of $750.2 million, partially offset by a decrease in average investment securities of $154.8 million. The increase in average loans from the third quarter of 2024 was driven by the Piedmont acquisition and organic loan growth. The cost of average interest-bearing deposits decreased 44 basis points from the third quarter of 2024. Acquired loan accretion income was $7.5 million for the third quarter of 2025 as compared to $2.4 million for the third quarter of 2024. Average interest-bearing deposits increased $2.6 billion, or 15%, from the third quarter of 2024. The net interest margin of 3.80% for the third quarter of 2025 was an increase of 28 basis points from the net interest margin of 3.52% for the third quarter of 2024.

The provision for credit losses was $12.1 million for the third quarter of 2025 as compared to $6.9 million for the third quarter of 2024.

Noninterest income for the third quarter of 2025 was $43.2 million, an increase of $11.3 million, or 35%, from the third quarter of 2024. The increase in noninterest income was driven by net gains on investment securities for the third quarter of 2025 of $10.4 million as compared to net losses on investment securities for the third quarter of 2024 of $6.7 million, a $1.2 million increase in fees from brokerage services, and smaller increases in several other categories of noninterest income. Partially offsetting these increases in noninterest income were a $7.4 million decrease in mortgage loan servicing income and a $2.0 million decrease in income from mortgage banking activities. Net gains on investment securities for the third quarter of 2025 of $10.4 million were primarily due to the aforementioned unrealized fair value gains on equity securities. Net losses on investment securities of $6.7 million for the third quarter of 2024 were primarily due to a $6.9 million loss on the sale of available for sale (“AFS”) investment securities. The increase in fees from brokerage services was primarily due to higher volume. Mortgage loan servicing income was $7.4 million for the third quarter of 2024, driven by a $7.1 million gain on the sale of mortgage servicing rights (“MSRs”). The decrease in income from mortgage banking activities was primarily due to lower mortgage production and a lower quarter-end valuation of mortgage loans held for sale.

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October 23, 2025

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Noninterest expense for the third quarter of 2025 was $146.7 million, an increase of $11.4 million, or 8%, from the third quarter of 2024. The increase in noninterest expense was driven by increases in employee compensation of $5.6 million, employee benefits of $1.6 million, amortization of intangibles of $1.4 million, net occupancy of $1.2 million, and smaller increases in several other categories of noninterest expense. The increase in employee compensation was primarily due to higher employee headcount from the acquisition and higher employee incentives. The increase in employee benefits was primarily due to higher medical insurance expenses partially driven by additional employees from the acquisition. The increases in the amortization of intangibles, net occupancy, and other categories of noninterest expense were mainly from the acquisition.

For the third quarter of 2025, income tax expense was $33.7 million as compared to $24.6 million for the third quarter of 2024. This increase of $9.1 million in income tax expense was driven by higher earnings. United’s effective tax rate was 20.5% and 20.6% for the third quarter of 2025 and third quarter of 2024, respectively.

First nine months of 2025 compared to the first nine months of 2024

Earnings for the first nine months of 2025 were $335.8 million, or $2.36 per diluted share, as compared to earnings of $278.6 million, or $2.06 per diluted share, for the first nine months of 2024.

Net interest income for the first nine months of 2025 increased $136.2 million, or 20%, from the first nine months of 2024. Tax-equivalent net interest income for the first nine months of 2025 increased $136.0 million, or 20%, from the first nine months of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, an increase in acquired loan accretion income, and a decrease in average long-term borrowings. These increases to net interest income and tax-equivalent net interest income were partially offset by an increase in average interest-bearing deposits. Average earning assets increased $2.9 billion, or 11%, from the first nine months of 2024, driven by increases in average net loans and loans held for sale of $2.3 billion and average short-term investments of $1.0 billion, partially offset by a decrease in average investment securities of $448.8 million. The cost of average interest-bearing deposits decreased 34 basis points from the first nine months of 2024. Acquired loan accretion income was $25.2 million for the first nine months of 2025 as compared to $7.3 million for the first nine months of 2024. Average long-term borrowings decreased $628.4 million, or 53%, from the first nine months of 2024. Average interest-bearing deposits increased $2.7 billion, or 16%, from the first nine months of 2024. The net interest margin of 3.77% for the first nine months of 2025 was an increase of 28 basis points from the net interest margin of 3.49% for the first nine months of 2024.

The provision for credit losses was $47.1 million for the first nine months of 2025, which included $18.7 million of provision recorded on purchased non-credit deteriorated (“non-PCD”) loans from Piedmont. The provision for credit losses was $18.5 million for the first nine months of 2024.

Noninterest income for the first nine months of 2025 was $104.2 million, an increase of $9.8 million, or 10%, from the first nine months of 2024. The increase in noninterest income was driven by net gains on investment securities for the first nine months of 2025 of $11.4 million as compared to net losses on investment securities for the first nine months of 2024 of $7.0 million, a $2.4 million increase in income from bank-owned life insurance (“BOLI”), a $1.5 million increase in fees from brokerage services, and a $1.4 million increase in fees from deposit services. Partially offsetting these increases in noninterest income were an $9.0 million decrease in mortgage loan servicing income and a $6.2 million decrease in income from mortgage banking activities. Net gains on

United Bankshares, Inc. Announces…

October 23, 2025

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investment securities of $11.4 million for the first nine months of 2025 were primarily due to unrealized fair value gains on equity securities. Net losses on investment securities of $7.0 million for the first nine months of 2024 included $13.7 million in losses on sales of AFS investment securities, partially offset by a $6.9 million gain on the VISA share exchange. The increase in BOLI income was primarily due to the impact of higher market values of underlying investments and death benefits recognized in 2025. Increases in fees from brokerage services and in fees from deposit services were primarily due to higher volume. The decrease in mortgage loan servicing income was due to sales of MSRs in 2024. The decrease in income from mortgage banking activities was primarily due to lower mortgage production in 2025.

Noninterest expense for the first nine months of 2025 was $448.3 million, which included $12.7 million in merger-related expenses, while noninterest expense was $410.9 million for the first nine months of 2024, which included $1.6 million in merger-related expenses. Other noninterest expense increased $11.9 million, driven by $7.0 million in merger-related expenses recognized during the first nine months of 2025 as compared to $1.6 million for the first nine months of 2024 and higher amounts of certain general operating expenses. Employee compensation increased $11.6 million for the first nine months of 2025 and included $1.5 million in merger-related expenses, higher employee headcount mainly from the acquisition, and higher employee incentives partially offset by lower commissions driven by a decrease in mortgage production. Additionally, increases in several other categories of noninterest expense mainly from the acquisition were partially offset by decreases in mortgage loan servicing expense of $2.4 million and Federal Deposit Insurance Corporation (“FDIC”) insurance expense of $2.2 million. The decrease in mortgage loan servicing expense was driven by the aforementioned sale of MSRs. FDIC insurance expense for the first nine months of 2024 included $2.1 million in expense for the FDIC’s special assessment.

For the first nine months of 2025, income tax expense was $87.7 million as compared to $64.9 million for the first nine months of 2024. The increase of $22.8 million was primarily due to higher earnings and the impact of discrete tax benefits recognized during the first nine months of 2024. United’s effective tax rate was 20.7% for the first nine months of 2025 and 18.9% for the first nine months of 2024.

Credit Quality

At September 30, 2025, non-performing loans (“NPLs”) were $116.9 million, or 0.48% of loans & leases, net of unearned income. Total non-performing assets (“NPAs”) were $123.8 million, including other real estate owned (“OREO”) of $6.9 million, or 0.37% of total assets at September 30, 2025. At June 30, 2025, NPLs were $68.3 million, or 0.28% of loans & leases, net of unearned income. Total NPAs were $74.6 million, including OREO of $6.3 million, or 0.23% of total assets at June 30, 2025. During the third quarter of 2025, United downgraded to non-accrual status two commercial real estate nonowner-occupied (“CRE NOO”) loans associated with the same sponsor. The loans were originated in 2018 and 2019, are collateralized by office buildings in Northern Virginia, and include a full guarantee from the sponsor. During the third quarter of 2025, the sponsor experienced a significant deterioration in financial condition and concerns arose regarding the sponsor’s ability to support the credits on a long-term basis. At September 30, 2025, the non-accrual balance on the two loans was $60.5 million, reflecting $16.5 million of charge-offs recorded during the third quarter of 2025 as further described below. At December 31, 2024, NPLs were $73.4 million, or 0.34% of loans & leases, net of unearned income. Total NPAs were $73.7 million, including OREO of $327 thousand, or 0.25% of total assets at December 31, 2024.

United Bankshares, Inc. Announces…

October 23, 2025

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As of September 30, 2025, the allowance for loan & lease losses was $300.1 million, or 1.22% of loans & leases, net of unearned income. At June 30, 2025, the allowance for loan & lease losses was $308.0 million, or 1.28% of loans & leases, net of unearned income. The decrease in the allowance for loan and lease losses from June 30, 2025, to September 30, 2025, was driven by improved collateral valuations of certain individually assessed loans, resolutions of certain individually assessed loans, and improving collateral and loan trends within certain loan portfolios partially offset by loss rate changes and loan growth. At December 31, 2024, the allowance for loan & lease losses was $271.8 million, or 1.25% of loans & leases, net of unearned income. During the first quarter of 2025, United recorded an allowance for loan & lease losses on acquired Piedmont non-PCD loans of $18.7 million and on acquired Piedmont purchased credit deteriorated (“PCD”) loans of $17.5 million.

Net charge-offs were $20.0 million, or 0.33% on an annualized basis as a percentage of average loans & leases, net of unearned income for the third quarter of 2025. During the third quarter of 2025, United recorded $16.5 million of charge-offs on the two aforementioned CRE NOO loans reflecting updated collateral valuations. Net charge-offs were $8.4 million, or 0.14% on an annualized basis as a percentage of average loans & leases, net of unearned income for the second quarter of 2025. Net charge-offs were $3.6 million, or 0.07% on an annualized basis as a percentage of average loans & leases, net of unearned income for the third quarter of 2024. Net charge-offs were $36.4 million, or 0.20% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first nine months of 2025. Net charge-offs were $6.9 million, or 0.04% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first nine months of 2024.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.7% at September 30, 2025, while estimated Common Equity Tier 1 capital, Tier 1 capital, and leverage ratios are 13.4%, 13.4%, and 11.3%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0%, and a leverage ratio of 5.0%.

During the third quarter of 2025, United repurchased, under a previously announced stock repurchase plan, approximately 735 thousand shares of its common stock at an average price per share of $36.04. During the first nine months of 2025, United repurchased, under a previously announced stock repurchase plan, approximately 2.3 million shares of its common stock at an average price per share of $34.53. United did not repurchase any shares of its common stock during 2024.

About United Bankshares, Inc.

United Bankshares, Inc. (NASDAQ: UBSI) is a financial services company with consolidated assets of approximately $33 billion as of September 30, 2025. United is the 43rd largest banking company in the U.S. based on market capitalization. It is the parent company of United Bank, which comprises over 240 offices located across Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. For more information, visit ubsi-inc.com.

United Bankshares, Inc. Announces…

October 23, 2025

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2025 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2025 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity, and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: (1) the duration of the U.S. government shutdown and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve and the trade and tariff policies; (2) general competitive, economic, political and market conditions and other factors that may affect future results of United, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; (3) risks related to the acquisition and integration of Piedmont including, among others, (i) the risk that the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected, and (ii) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the acquisition; (4) deposit attrition, client loss or revenue loss following completed mergers or acquisitions that may be greater than anticipated; (5) regulatory change risk resulting from new laws, rules, regulations, or accounting principles, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and the possibility of changes in accounting standards, policies, principles and practices; (6) the cost and effects of cyber incidents or other failures, interruptions, or security breaches of United’s systems and those of our customers or third-party providers; (7) competitive pressures on product pricing and services; (8) success, impact, and timing of United’s business strategies, including market acceptance of any new products or services; (9) volatility and disruptions in global capital and credit markets; (10) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisitions; (11) catastrophic events such as hurricanes, tornados, earthquakes, floods or other natural or human disasters, including public health crises and infectious disease outbreaks, as well as any government actions in response to such events; (12) geopolitical risk from terrorist activities and armed conflicts that may result in economic and supply disruptions, and loss of market and consumer confidence; (13) the risks of fluctuations in market prices for United common stock that may or may not reflect economic condition or performance of United; and (14) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Nine Months Ended
EARNINGS SUMMARY:	September 2025	June 2025	September 2024	September 2025	September 2024
Interest income	$430,957	$421,196	$382,723	$1,255,800	$1,126,087
Interest expense	150,842	146,659	152,467	441,093	447,627

Net interest income	280,115	274,537	230,256	814,707	678,460
Provision for credit losses	12,095	5,889	6,943	47,087	18,462
Noninterest income	43,204	31,460	31,942	104,218	94,377
Noninterest expense	146,741	148,020	135,339	448,334	410,855

Income before income taxes	164,483	152,088	119,916	423,504	343,520
Income taxes	33,735	31,367	24,649	87,729	64,932

Net income	$130,748	$120,721	$95,267	$335,775	$278,588

PER COMMON SHARE:
Net income:
Basic	$0.92	$0.85	$0.70	$2.36	$2.06
Diluted	0.92	0.85	0.70	2.36	2.06
Cash dividends	0.37	0.37	0.37	$1.11	$1.11
Book value	38.58	37.80	36.74
Closing market price	$37.21	$36.43	$37.10
Common shares outstanding:
Actual at period end, net of treasury shares	141,170,258	141,909,452	135,220,770
Weighted average-basic	141,547,684	142,206,539	135,158,476	141,901,752	134,912,625
Weighted average-diluted	141,960,608	142,444,497	135,504,911	142,209,810	135,143,028

FINANCIAL RATIOS:
Return on average assets	1.57%	1.49%	1.28%	1.38%	1.26%
Return on average shareholders’ equity	9.58%	9.05%	7.72%	8.39%	7.65%
Return on average tangible equity (non-GAAP)(1)	15.45%	14.67%	12.59%	13.63%	12.57%
Average equity to average assets	16.37%	16.42%	16.64%	16.40%	16.52%
Net interest margin	3.80%	3.81%	3.52%	3.77%	3.49%

PERIOD END BALANCES:	September 30 2025	June 30 2025	December 31 2024	September 30 2024
Assets	$33,407,181	$32,783,363	$30,023,545	$29,863,262
Earning assets	29,734,793	29,046,827	26,650,661	26,461,342
Loans & leases, net of unearned income	24,519,706	24,050,222	21,673,493	21,621,968
Loans held for sale	24,226	37,053	44,360	46,493
Investment securities	3,359,524	3,396,653	3,259,296	3,538,415
Total deposits	26,883,520	26,335,874	23,961,859	23,828,345
Shareholders’ equity	5,445,715	5,364,541	4,993,223	4,967,820

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
	September 2025	June 2025	September 2024	September 2025	September 2024
Interest & Loan Fees Income (GAAP)	$430,957	$421,196	$382,723	$1,255,800	$1,126,087
Tax equivalent adjustment	781	791	828	2,354	2,567

Interest & Fees Income (FTE) (non-GAAP)	431,738	421,987	383,551	1,258,154	1,128,654
Interest Expense	150,842	146,659	152,467	441,093	447,627

Net Interest Income (FTE) (non-GAAP)	280,896	275,328	231,084	817,061	681,027
Provision for Credit Losses	12,095	5,889	6,943	47,087	18,462
Noninterest Income:
Fees from trust services	4,970	4,931	4,904	14,683	14,294
Fees from brokerage services	6,264	4,862	5,073	16,771	15,299
Fees from deposit services	10,145	9,664	9,413	29,116	27,710
Bankcard fees and merchant discounts	1,858	2,102	1,775	5,711	5,003
Other charges, commissions, and fees	1,183	1,154	890	3,418	2,617
Income from bank-owned life insurance	3,460	3,618	3,032	10,448	7,999
Income from mortgage banking activities	2,495	2,603	4,544	7,577	13,743
Mortgage loan servicing income	—	—	7,385	—	8,957
Net gains (losses) on investment securities	10,442	425	(6,715)	11,388	(7,032)
Other noninterest income	2,387	2,101	1,641	5,106	5,787

Total Noninterest Income	43,204	31,460	31,942	104,218	94,377

Noninterest Expense:
Employee compensation	64,092	62,929	58,481	187,887	176,275
Employee benefits	14,641	13,434	13,084	41,366	39,902
Net occupancy	12,488	12,525	11,271	37,614	35,014
Data processing	8,135	7,952	7,456	24,542	22,209
Amortization of intangibles	2,340	2,341	909	7,022	2,729
OREO expense	201	236	104	459	531
Net losses (gains) on the sale of OREO properties	—	16	(34)	5	(85)
Equipment expense	8,540	8,551	7,811	25,673	22,212
FDIC insurance expense	4,345	4,532	4,338	13,605	15,851
Mortgage loan servicing expense and impairment	—	—	403	—	2,429
Expense for the reserve for unfunded loan commitments	(3,181)	(748)	(2,766)	(2,272)	(6,733)
Other noninterest expense	35,140	36,252	34,282	112,433	100,521

Total Noninterest Expense	146,741	148,020	135,339	448,334	410,855

Income Before Income Taxes (FTE) (non-GAAP)	165,264	152,879	120,744	425,858	346,087
Tax equivalent adjustment	781	791	828	2,354	2,567

Income Before Income Taxes (GAAP)	164,483	152,088	119,916	423,504	343,520
Taxes	33,735	31,367	24,649	87,729	64,932

Net Income	$130,748	$120,721	$95,267	$335,775	$278,588

MEMO: Effective Tax Rate	20.51%	20.62%	20.56%	20.72%	18.90%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	September 30 2025	June 30 2025	December 31 2024	September 30 2024
Cash & Cash Equivalents	$2,518,719	$2,314,692	$2,292,244	$1,908,832
Securities Available for Sale	3,023,976	3,074,071	2,959,719	3,239,501
Less: Allowance for credit losses	—	—	—	—

Net available for sale securities	3,023,976	3,074,071	2,959,719	3,239,501
Securities Held to Maturity	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(17)	(18)	(18)	(19)

Net held to maturity securities	1,003	1,002	1,002	1,001
Equity Securities	34,694	21,996	21,058	9,082
Other Investment Securities	299,851	299,584	277,517	288,831

Total Securities	3,359,524	3,396,653	3,259,296	3,538,415

Total Cash and Securities	5,878,243	5,711,345	5,551,540	5,447,247

Loans held for sale	24,226	37,053	44,360	46,493
Commercial Loans & Leases	18,903,200	18,478,990	16,152,453	16,015,679
Mortgage Loans	4,802,370	4,773,340	4,702,720	4,722,997
Consumer Loans	825,585	808,536	825,325	892,377

Gross Loans	24,531,155	24,060,866	21,680,498	21,631,053
Unearned income	(11,449)	(10,644)	(7,005)	(9,085)

Loans & Leases, net of unearned income	24,519,706	24,050,222	21,673,493	21,621,968
Allowance for Loan & Lease Losses	(300,050)	(307,962)	(271,844)	(270,767)

Net Loans	24,219,656	23,742,260	21,401,649	21,351,201
Goodwill	2,018,864	2,018,910	1,888,889	1,888,889
Other Intangibles	34,608	36,948	8,866	9,776
Operating Lease Right-of-Use Asset	89,967	91,071	81,742	82,114
Other Real Estate Owned	6,891	6,331	327	169
Bank Owned Life Insurance	544,979	541,216	497,181	495,784
Other Assets	589,747	598,229	548,991	541,589

Total Assets	$33,407,181	$32,783,363	$30,023,545	$29,863,262

MEMO: Interest-earning Assets	$29,734,793	$29,046,827	$26,650,661	$26,461,342

Interest-bearing Deposits	$20,295,609	$19,708,609	$17,826,446	$17,790,247
Noninterest-bearing Deposits	6,587,911	6,627,265	6,135,413	6,038,098

Total Deposits	26,883,520	26,335,874	23,961,859	23,828,345
Short-term Borrowings	169,013	160,798	176,090	181,969
Long-term Borrowings	531,418	551,021	540,420	540,091

Total Borrowings	700,431	711,819	716,510	722,060
Operating Lease Liability	95,901	96,899	86,771	88,464
Other Liabilities	281,614	274,230	265,182	256,573

Total Liabilities	27,961,466	27,418,822	25,030,322	24,895,442

Preferred Equity	—	—	—	—
Common Equity	5,445,715	5,364,541	4,993,223	4,967,820

Total Shareholders’ Equity	5,445,715	5,364,541	4,993,223	4,967,820

Total Liabilities & Equity	$33,407,181	$32,783,363	$30,023,545	$29,863,262

MEMO: Interest-bearing Liabilities	$20,996,040	$20,420,428	$18,542,956	$18,512,307

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Average Balance Sheets

	September 2025 Q-T-D Average	June 2025 Q-T-D Average	September 2024 Q-T-D Average
Cash & Cash Equivalents	$2,396,950	$2,285,499	$1,634,929
Securities Available for Sale	3,063,171	3,017,191	3,218,892
Less: Allowance for credit losses	—	—	—

Net available for sale securities	3,063,171	3,017,191	3,218,892
Securities Held to Maturity	1,020	1,020	1,020
Less: Allowance for credit losses	(18)	(18)	(19)

Net held to maturity securities	1,002	1,002	1,001
Equity Securities	22,157	21,690	10,014
Other Investment Securities	302,668	297,214	292,590

Total Securities	3,388,998	3,337,097	3,522,497

Total Cash and Securities	5,785,948	5,622,596	5,157,426

Loans held for sale	30,368	35,730	55,408
Commercial Loans & Leases	18,683,691	18,393,910	15,869,541
Mortgage Loans	4,772,913	4,765,760	4,734,979
Consumer Loans	846,488	829,201	940,167

Gross Loans	24,303,092	23,988,871	21,544,687
Unearned income	(12,177)	(11,672)	(11,762)

Loans & Leases, net of unearned income	24,290,915	23,977,199	21,532,925
Allowance for Loan & Lease Losses	(307,983)	(310,398)	(267,457)

Net Loans	23,982,932	23,666,801	21,265,468
Mortgage Servicing Rights	—	—	1,283
Goodwill	2,018,948	2,011,030	1,888,889
Other Intangibles	36,134	38,474	10,372
Operating Lease Right-of-Use Asset	89,820	86,025	82,783
Other Real Estate Owned	6,414	3,314	1,787
Bank Owned Life Insurance	542,684	539,238	494,438
Other Assets	576,522	581,160	545,470

Total Assets	$33,069,770	$32,584,368	$29,503,324

MEMO: Interest-earning Assets	$29,419,570	$28,949,287	$26,131,676

Interest-bearing Deposits	$20,020,573	$19,605,123	$17,399,368
Noninterest-bearing Deposits	6,614,586	6,597,595	5,957,184

Total Deposits	26,635,159	26,202,718	23,356,552
Short-term Borrowings	155,966	165,405	191,954
Long-term Borrowings	544,020	550,795	748,608

Total Borrowings	699,986	716,200	940,562
Operating Lease Liability	95,686	91,553	89,082
Other Liabilities	225,479	222,757	208,262

Total Liabilities	27,656,310	27,233,228	24,594,458

Preferred Equity	—	—	—
Common Equity	5,413,460	5,351,140	4,908,866

Total Shareholders’ Equity	5,413,460	5,351,140	4,908,866

Total Liabilities & Equity	$33,069,770	$32,584,368	$29,503,324

MEMO: Interest-bearing Liabilities	$20,720,559	$20,321,323	$18,339,930

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Nine Months Ended
Quarterly/Year-to-Date Share Data:	September 2025	June 2025	September 2024	September 2025	September 2024
Earnings Per Share:
Basic	$0.92	$0.85	$0.70	$2.36	$2.06
Diluted	$0.92	$0.85	$0.70	$2.36	$2.06
Common Dividend Declared Per Share	$0.37	$0.37	$0.37	$1.11	$1.11
High Common Stock Price	$39.11	$37.46	$39.93	$39.56	$39.93
Low Common Stock Price	$34.48	$30.50	$31.47	$30.50	$30.68
Average Shares Outstanding (Net of Treasury Stock):
Basic	141,547,684	142,206,539	135,158,476	141,901,752	134,912,625
Diluted	141,960,608	142,444,497	135,504,911	142,209,810	135,143,028
Common Dividends	$52,462	$52,746	$50,213	$158,544	$150,630
Dividend Payout Ratio	40.12%	43.69%	52.71%	47.22%	54.07%

	September 30	June 30	December 31	September 30
EOP Share Data:	2025	2025	2024	2024
Book Value Per Share	$38.58	$37.80	$36.89	$36.74
Tangible Book Value Per Share (non-GAAP) (1)	$24.03	$23.32	$22.87	$22.70
52-week High Common Stock Price	$44.43	$44.43	$44.43	$39.93
Date	11/25/24	11/25/24	11/25/24	7/31/24
52-week Low Common Stock Price	$30.50	$30.50	$30.68	$25.35
Date	04/04/25	04/04/25	06/11/24	10/24/23
EOP Shares Outstanding (Net of Treasury Stock):	141,170,258	141,909,452	135,346,628	135,220,770
Memorandum Items:
Employees (full-time equivalent)	2,779	2,760	2,591	2,651
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$5,445,715	$5,364,541	$4,993,223	$4,967,820
Less: Total Intangibles	(2,053,472)	(2,055,858)	(1,897,755)	(1,898,665)

Tangible Equity (non-GAAP)	$3,392,243	$3,308,683	$3,095,468	$3,069,155
÷ EOP Shares Outstanding (Net of Treasury Stock)	141,170,258	141,909,452	135,346,628	135,220,770

Tangible Book Value Per Share (non-GAAP)	$24.03	$23.32	$22.87	$22.70

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended September 2025			Three Months Ended June 2025			Three Months Ended September 2024
	Average		Average	Average		Average	Average		Average
Selected Average Balances and Yields:	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,137,694	$24,053	4.46%	$2,026,613	$22,633	4.48%	$1,387,462	$19,241	5.52%
Investment securities:
Taxable	3,073,283	27,509	3.58%	3,022,963	26,706	3.53%	3,218,258	30,797	3.83%
Tax-exempt	195,293	1,522	3.12%	197,180	1,536	3.12%	205,080	1,461	2.85%

Total securities	3,268,576	29,031	3.55%	3,220,143	28,242	3.51%	3,423,338	32,258	3.77%
Loans and loans held for sale, net of unearned income (2)	24,321,283	378,654	6.18%	24,012,929	371,112	6.20%	21,588,333	332,052	6.12%
Allowance for loan losses	(307,983)			(310,398)			(267,457)

Net loans and loans held for sale	24,013,300		6.26%	23,702,531		6.28%	21,320,876		6.20%

Total earning assets	29,419,570	$431,738	5.83%	28,949,287	$421,987	5.84%	26,131,676	$383,551	5.85%

Other assets	3,650,200			3,635,081			3,371,648

TOTAL ASSETS	$33,069,770			$32,584,368			$29,503,324

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$20,020,573	$143,445	2.84%	$19,605,123	$139,156	2.85%	$17,399,368	$143,313	3.28%
Short-term borrowings	155,966	1,420	3.61%	165,405	1,488	3.61%	191,954	2,048	4.24%
Long-term borrowings	544,020	5,977	4.36%	550,795	6,015	4.38%	748,608	7,106	3.78%

Total interest-bearing liabilities	20,720,559	150,842	2.89%	20,321,323	146,659	2.89%	18,339,930	152,467	3.31%

Noninterest-bearing deposits	6,614,586			6,597,595			5,957,184
Accrued expenses and other liabilities	321,165			314,310			297,344

TOTAL LIABILITIES	27,656,310			27,233,228			24,594,458
SHAREHOLDERS’ EQUITY	5,413,460			5,351,140			4,908,866

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,069,770			$32,584,368			$29,503,324

NET INTEREST INCOME		$280,896			$275,328			$231,084

INTEREST RATE SPREAD			2.94%			2.95%			2.54%
NET INTEREST MARGIN			3.80%			3.81%			3.52%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Nine Months Ended September 2025			Nine Months Ended September 2024
	Average		Average	Average		Average
Selected Average Balances and Yields:	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,098,511	$70,412	4.49%	$1,068,028	$44,331	5.54%
Investment securities:
Taxable	3,048,195	81,126	3.55%	3,484,931	99,487	3.81%
Tax-exempt	196,778	4,543	3.08%	208,843	4,423	2.82%

Total securities	3,244,973	85,669	3.52%	3,693,774	103,910	3.75%
Loans and loans held for sale, net of unearned income (2)	23,947,635	1,102,073	6.15%	21,578,981	980,413	6.07%
Allowance for loan losses	(308,868)			(263,298)

Net loans and loans held for sale	23,638,767		6.23%	21,315,683		6.14%

Total earning assets	28,982,251	$1,258,154	5.80%	26,077,485	$1,128,654	5.78%

Other assets	3,630,874			3,357,672

TOTAL ASSETS	$32,613,125			$29,435,157

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$19,666,836	$418,889	2.85%	$16,936,116	$404,115	3.19%
Short-term borrowings	162,776	4,358	3.58%	200,555	6,336	4.22%
Long-term borrowings	549,771	17,846	4.34%	1,178,176	37,176	4.21%

Total interest-bearing liabilities	20,379,383	441,093	2.89%	18,314,847	447,627	3.26%

Noninterest-bearing deposits	6,561,681			5,958,668
Accrued expenses and other liabilities	322,358			300,220

TOTAL LIABILITIES	27,263,422			24,573,735
SHAREHOLDERS’ EQUITY	5,349,703			4,861,422

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,613,125			$29,435,157

NET INTEREST INCOME		$817,061			$681,027

INTEREST RATE SPREAD			2.91%			2.52%
NET INTEREST MARGIN			3.77%			3.49%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended	Nine Months Ended
September	June	September	September	September
Selected Financial Ratios:	2025	2025	2024	2025	2024
Return on Average Assets	1.57%	1.49%	1.28%	1.38%	1.26%
Return on Average Shareholders’ Equity	9.58%	9.05%	7.72%	8.39%	7.65%
Return on Average Tangible Equity (non-GAAP) (1)	15.45%	14.67%	12.59%	13.63%	12.57%
Efficiency Ratio	45.39%	48.37%	51.62%	48.79%	53.16%
Price / Earnings Ratio	10.21	x	10.74	x	13.22	x	11.81	x	13.53	x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$130,748	$120,721	$95,267	$335,775	$278,588
(b) Number of Days	92	91	92	273	274
Average Total Shareholders’ Equity (GAAP)	$5,413,460	$5,351,140	$4,908,866	$5,349,703	$4,861,422
Less: Average Total Intangibles	(2,055,082)	(2,049,504)	(1,899,261)	(2,055,165)	(1,900,163)

(c) Average Tangible Equity (non-GAAP)	$3,358,378	$3,301,636	$3,009,605	$3,294,538	$2,961,259
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 or 366 / (c)	15.45%	14.67%	12.59%	13.63%	12.57%

Selected Financial Ratios:	September 30 2025	June 30 2025	December 31 2024	September 30 2024
Loans & Leases, net of unearned income / Deposit Ratio	91.21%	91.32%	90.45%	90.74%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.22%	1.28%	1.25%	1.25%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.36%	1.43%	1.42%	1.43%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.45%	0.27%	0.26%	0.24%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.03%	0.02%	0.08%	0.06%
Non-performing Loans/ Loans & Leases, net of unearned income	0.48%	0.28%	0.34%	0.30%
Non-performing Assets/ Total Assets	0.37%	0.23%	0.25%	0.22%
Primary Capital Ratio	17.13%	17.23%	17.47%	17.49%
Shareholders’ Equity Ratio	16.30%	16.36%	16.63%	16.64%
Price / Book Ratio	0.96	x	0.96	x	1.02	x	1.01	x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Nine Months Ended
	September	June	September	September	September
Mortgage Banking Data:	2025	2025	2024	2025	2024
Loans originated	$91,228	$116,591	$151,333	$283,722	$513,561
Loans sold	104,055	108,180	171,315	303,856	523,329

		September 30	June 30	December 31	September 30
Asset Quality Data:		2025	2025	2024	2024
EOP Non-Accrual Loans		$110,236	$64,014	$56,460	$52,446
EOP 90-Day Past Due Loans		6,631	4,253	16,940	12,794

Total EOP Non-performing Loans		$116,867	$68,267	$73,400	$65,240
EOP Other Real Estate Owned		6,891	6,331	327	169

Total EOP Non-performing Assets		$123,758	$74,598	$73,727	$65,409

	Three Months Ended			Nine Months Ended
	September	June	September	September	September
Allowance for Loan & Lease Losses:	2025	2025	2024	2025	2024
Beginning Balance	$307,962	$310,424	$267,423	$271,844	$259,237
Initial allowance for acquired PCD loans	—	—	—	17,518	—
Gross Charge-offs	(21,790)	(9,266)	(4,903)	(39,733)	(11,021)
Recoveries	1,782	915	1,304	3,333	4,091

Net Charge-offs	(20,008)	(8,351)	(3,599)	(36,400)	(6,930)
Provision for Loan & Lease Losses (1)	12,096	5,889	6,943	47,088	18,460

Ending Balance	300,050	307,962	$270,767	300,050	$270,767
Reserve for lending-related commitments	32,639	35,819	37,973	32,639	37,973

Allowance for Credit Losses (2)	$332,689	$343,781	$308,740	$332,689	$308,740

Notes:

(1) First nine months of 2025 include $18.7 million in provision for Piedmont acquired non-PCD loans.

(2) Includes allowances for loan losses and lending-related commitments.